Exhibit 99.1


                               [HEXCEL LOGO]

                                            CONTACT:  Ronald S. Ziemba
                                                      Hexcel Corporation
                                                      203-969-0666 ext. 405
                                                      ron.ziemba@hexcel.com


                 HEXCEL TO ACQUIRE CLARK-SCHWEBEL BUSINESS


 STAMFORD, CT, July 26, 1998 - Hexcel Corporation (NYSE/PCX:HXL) announced today that it will acquire certain assets and operating liabilities of Clark-Schwebel, Inc. for $453 million in cash. The assets to be acquired include Clark-Schwebel's joint venture interests in CS-Interglas AG, Asahi-Schwebel Co., Ltd. and Clark-Schwebel Tech-Fab. The seller, Stamford CS Acquisition Corp., will retain $60 million of property, plant and equipment that will be leased to Hexcel under a long term capital lease. The transaction is expected to close in the third quarter and be accretive to Hexcel's earnings beginning in 1999.

 Clark-Schwebel, through its wholly-owned operations in the United States and its joint venture interests in Europe and Asia, is the world's technology leader for the production of high-quality glass fabrics used to make printed circuit boards for electronics and telecommunications equipment such as computers, cellular telephones, televisions and automotive components. Clark-Schwebel fabrics are also used in reinforced plastics, ballistic protection and other applications that demand the strength, chemical resistance and other high-performance capabilities of glass and other specialty fabrics. Following the acquisition, Hexcel will continue to operate the acquired business under the Clark-Schwebel name.

 In 1997 Clark-Schwebel's wholly-owned operations in the United States had $240 million of sales and $49 million of EBITDA. In addition, Clark-Schwebel's joint ventures had about $328 million of combined 1997 sales.

 "This is an important strategic transaction for Hexcel," said John J. Lee, the company's chairman and chief executive officer. "The acquisition will establish Hexcel as a leading supplier of specialty materials for the electronics and telecommunications industries. Clark-Schwebel has demonstrated substantial growth in operating profits over the past five years and services customers in industries that have sustainable long term growth prospects. The acquisition will also complement our existing worldwide leadership position in carbon and glass reinforcement fabrics for structural applications by globalizing our fabrics operations and adding Clark-Schwebel's talented group of executives and associates to the Hexcel team."

 Mr. Lee added, "This transaction is the first step towards achieving our recently announced strategic objectives. It will add substantially to our revenue base and contribute to achieving our 2001 profitability goals. Most importantly, it represents a platform for growth that will help diversify our business base without affecting our strong positions in commercial aerospace, space and defense. On a pro-forma basis, sales to markets other than commercial aerospace will increase from about 35% to about 50% of total sales as a result of this transaction.

 Mr. Lee concluded, "We will continue to search for strategic acquisitions and alliances, like the one we are announcing today, that will make Hexcel a stronger, more effective supplier to specialty materials customers throughout the world. Also, as part of our ongoing "Lean Enterprise" initiatives, we will be focusing considerable efforts on improving the efficiency and reducing the costs of our operations. Together, these activities should enable us to achieve the medium-term performance goals outlined in our 1997 Annual Report to Stockholders."

 Clark-Schwebel, founded in 1960, operates manufacturing facilities in Anderson, SC; Washington, GA; Cleveland, GA; and Statesville, NC. The company has about 1,300 full-time employees. Clark-Schwebel also has significant equity ownership positions in three joint ventures:

 o A 43.6% share in CS-Interglas, headquartered in Germany, in addition to an option to increase its ownership to 84%.

 o a 43.3% share in Asahi-Schwebel, headquartered in Japan, which in turn has its own joint venture with Allied Signal in Taiwan.

 o A 50% share in CS Tech-Fab, headquartered in the US.

 CS-Interglas and Asahi-Schwebel are leading fiber glass fabric producers serving the European and Asian electronics and telecommunications industries. In addition, CS-Interglas and Asahi-Schwebel have recently announced plans to build a facility together in the Philippines to serve the rapidly growing printed circuit board market in Southeast Asia. CS Tech-Fab has a growing position in non-woven materials for roofing, construction and other specialty applications.

 The acquisition will be funded by borrowings under a new $925 million global credit facility arranged by Credit Suisse First Boston. The new credit facility will also be used to refinance Hexcel's existing bank debt. Donaldson, Lufkin & Jenrette served as Hexcel's financial advisor for the transaction.

 With its existing operations in Lyon, France and Seguin, TX, Hexcel is the world's largest producer of carbon fiber reinforcement fabrics. In addition, Hexcel has attractive niche positions in fiber glass and other specialty fabrics. These products are used for a range of aerospace, electronic, decorative and other applications.

 Hexcel Corporation is the world's leading advanced structural materials company. It manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, recreation and general industrial applications. Hexcel's 1997 revenues were $937 million.

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                  DISCLAIMER ON FORWARD LOOKING STATEMENTS

This news release contains statements that are forward looking, including statements relating to strategic acquisitions, diversification, sales, growth prospects, medium term goals, production efficiencies and costs, profitability and other subjects. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances. Accordingly, individuals should not place undue reliance on such statements.